CORPORATE GUARANTY

This **CORPORATE GUARANTY** (this "**Guaranty**") is made as of July 27, 2018, by **WENN DIGITAL, INC.**, a Delaware corporation ("**Guarantor**") in favor of ICOx Innovations, Inc., a Nevada corporation ("**Creditor**").

1. Guaranteed Obligations. For consideration, the adequacy and sufficiency of which is acknowledged, Guarantor unconditionally guaranties and promises to pay to Creditor on demand, in lawful United States money, (a) all amounts that become due from Ryde GmbH, a German company (the "**Borrower**") to Creditor, under the Loan Agreement for $500,000 dated on or about the date hereof (the "**Loan Agreement**"), entered into between Borrower and Creditor, and (b) any other amounts that Creditor may in the future loan or advance to Borrower ("**Guaranteed Obligations**").

2. Continuing Nature. This Guaranty is continuing and covers all Guaranteed Obligations, including those arising under successive transactions which continue or increase the Guaranteed Obligations from time to time, renew all or part of the Guaranteed Obligations after they have been satisfied, or create new Guaranteed Obligations. This Guaranty shall be effective and remain in full force and effect until terminated, in writing, and all Guaranteed Obligations are paid and performed in full.

3. Events Not Affecting Guaranteed Obligations. The following shall not affect, impair, or delay the enforcement of any or all Guaranteed Obligations: (a) any defense of Borrower to payment or performance of any or all Guaranteed Obligations, or (b) the discharge, modification of the terms of, reduction in the amount of, or stay of enforcement of any or all Guaranteed Obligations in any bankruptcy, insolvency, reorganization, or other legal proceeding or by any law, ordinance, regulation, or rule (federal, state, or local).

4. Guarantor Waivers. Guarantor waives, to the full extent permitted by law, presentment, notice of dishonor, protest, notice of protest, notice of intent to accelerate, notice of acceleration, notice of dishonor, and all other notices or demands of any kind. Guarantor further agrees that nothing contained herein shall prevent Creditor from suing or from exercising any rights available under the Loan Agreement, and that the exercise of any of such rights shall not constitute a legal or equitable discharge of Guarantor. Without limiting the generality of the foregoing, Guarantor hereby expressly waives any and all benefits and defenses under the applicable provisions of California law, including without limitation, any right of subrogation, reimbursement, indemnification, and contribution.

5. Rights And Remedies. The rights and remedies of Creditor shall be cumulative and non-exclusive. Delay, discontinuance, or failure to exercise any right or remedy of Creditor shall not be a waiver thereof, or any other right or remedy of Creditor. Exercise of any right or remedy of Creditor shall not cure or waive any default or invalidate any act done in response to any default.

6. Governing Law; Jurisdiction; Attorney's Fees. This Agreement shall be governed by and interpreted and enforced in accordance with the laws of the State of California. The parties (a) hereby irrevocably and unconditionally submit to the jurisdiction of the federal and state courts in Los Angeles County, California, for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement; (b) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement, except in the federal and state courts in Los Angeles County, California; and (c) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court.

7. Attorney's Fees. Upon default under this Guaranty, the breaching party agrees to pay to the non-breaching party all attorneys' fees, plus all other expenses, incurred by the non-breaching party in exercising any of the non-breaching party's rights and remedies under this Guaranty, or otherwise attempting to collect the amounts due hereunder.

8. Integration, Entire Guaranty, Change, Discharge, Termination, Waiver, Approval, Consent, Etc. This Guaranty contains the complete understanding and agreement of Guarantor and Creditor with respect to the subject matter thereof and supersedes all prior representations, warranties, agreements, arrangements, understandings, and negotiations. No provision of this Guaranty may be changed, discharged, supplemented, terminated, or waived except in a writing signed by the parties thereto. Delay or failure by Creditor to insist on performance of any Guaranteed Obligation when due or compliance with any other term or condition herein shall not operate as a waiver thereof. Any approval, consent, or statement that a matter is satisfactory by Creditor must be in writing executed by Creditor and shall apply only to the person(s) and facts specifically set forth in the writing.

9. Binding Effect. This Guaranty shall inure to the benefit of Creditor and his successors and assigns and shall be binding upon Guarantor and his executors, legal administrators, personal representatives, heirs, devisees, and beneficiaries; provided, however, that Guarantor may not delegate any of its Guaranteed Obligations hereunder and any purported delegation shall be void.

10. Severability. If any provision or any part of any provision of this Guaranty is unenforceable, the enforceability of the other provisions and the remainder of the subject provision, respectively, shall not be affected and they shall remain in full force and effect.

11. Independent Advice of Counsel. GUARANTOR ACKNOWLEDGES THAT HE HAS BEEN ADVISED TO CONSULT WITH INDEPENDENT LEGAL COUNSEL IN CONNECTION WITH THIS AGREEMENT AND HAS HAD THE OPPORTUNITY TO CONSULT WITH SUCH LEGAL COUNSEL.

12. Notices and Demands. All notices, requests and demands to be made hereunder to the parties hereto shall be in writing and shall be delivered by hand, or sent by registered or certified mail, postage prepaid, or overnight courier, to the addresses for the parties set forth herein, or such other addresses which the parties may provide to one another in accordance herewith. Such notices, requests and demands shall be deemed given and received two (2) days after deposit in the United States mail or with the overnight courier.

IN WITNESS WHEREOF, Guarantor has executed this Guaranty as of the day and year first above written.

WENN DIGITAL, INC.

By: /s/ Jan Denecke

Name: Jan Denecke

Title: Chief Executive Officer

ICOX INNOVATIONS, INC.

By: /s/ Michael Blum

Name: Michael Blum

Title: Chief Financial Officer

August 29, 2018